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                                                                    EXHIBIT 99.1


            ONYX ANNOUNCES PRICING OF COMMON STOCK IN PUBLIC OFFERING


RICHMOND, Calif., July 22, 2003 - Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced that it has priced an offering of 5 million shares of its common stock at $15.25 per share for estimated net proceeds to Onyx of approximately $71.2 million. The underwriters have a 30-day option to purchase up to 750,000 additional shares of its common stock from the company solely to cover over-allotments, if any. All of the shares of common stock are being offered by Onyx pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Morgan Stanley & Co. Incorporated, together with Lehman Brothers and SG Cowen Securities Corporation, are acting as the representatives of the underwriters for the offering. Morgan Stanley is acting as sole bookrunner for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus can be obtained from the Prospectus Departments of Morgan Stanley & Co. Incorporated (1585 Broadway, New York, NY 10036, fax +1-212-761-0211), Lehman Brothers (c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax +1-631-254-7628), or SG Cowen Securities Corporation (c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, fax +1-631-254-7628) or from Onyx (3031 Research Drive, Richmond, CA 94806, fax +1-510-222-9758).

ABOUT ONYX PHARMACEUTICALS

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies and has proprietary technologies that target the molecular basis of cancer. The company is developing small molecule drugs, including BAY 43-9006 in codevelopment with Bayer Pharmaceuticals Corporation. For more information about Onyx's pipeline and activities, visit the company's website at www.onyx-pharm.com.

This news release contains forward-looking statements regarding expectations as to the completion of and proceeds from any public offering. A number of risks and uncertainties could cause actual events to differ from the company's expectations indicated by these forward-looking statements. These risks include successful closing with the underwriters and completion of the offering, as well as other risks addressed in the company's periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 25, 2003 and its Quarterly Reports on Form 10-Q.